SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 10-KSB

       Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2002.


                       COMMISSION FILE NUMBER 1-13588

                           THE WIDECOM GROUP INC.
           (Exact Name of Registrant as specified in its Charter)

        ONTARIO, CANADA                           98-0139939
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
 incorporation or organization)

  37 George Street North, Suite 103,
      BRAMPTON, ONTARIO, CANADA                        L6X 1R5
(Address of principal executive offices)             (Zip Code)

                               (905) 712-0505
            (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:


                                            Name of each Exchange on
           Title of each class                  which Registered
           -------------------                  ----------------

  COMMON STOCK, PAR VALUE $.01 PER SHARE      BOSTON STOCK EXCHANGE
  WARRANTS TO PURCHASE COMMON STOCK           BOSTON STOCK EXCHANGE

Securities registered pursuant to Section 12(g) of the Act:


                                            Name of each Exchange on
           Title of each class                  which Registered
           -------------------                  ----------------

  COMMON STOCK, PAR VALUE $.01 PER SHARE     NASDAQ BULLETIN BOARD
  WARRANTS TO PURCHASE COMMON STOCK          NASDAQ BULLETIN BOARD

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this
Form 10-K or any amendment to this Form 10-K.   X
                             -----

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant based upon the closing sale price of Widecom's common stock on the OTC as of March 31, 2002 was approximately $ 39,503.


The number of shares outstanding of Widecom's common stock on March 31, 2002 was 2,633,585 shares.

All references to "dollar" or "$" in this Annual Report are to United States dollars.

                                   PART I

FORWARD LOOKING STATEMENTS

      Certain statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We desire to avail ourselves of certain safe harbor provisions of the 1995 Reform Act and are therefore including this special note to enable us to do so. Forward-looking statements included in this prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance, either financial or operating, or achievements to differ from the future results, performance, either financial or operating, achievements expressed or implied by those forward looking statements. These future results are based upon management's best estimates of current conditions and the most recent results of our operations.

      The statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations, and those of our directors or officers with respect to future revenues, product development, the future of the wide format document system industry, and other matters. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed throughout this prospectus. These risks include, but are not limited to, risks associated with recent and accumulated losses, need for additional financing, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in this Form 10-KSB and other Securities and Exchange Commission filings, including filings Form 10-QSB as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect our business and the accuracy of the forward looking statements contained herein.

ITEM 1. DESCRIPTION OF BUSINESS

The Widecom Group, Inc. ("Widecom")
- -----------------------------------

We design, assemble and market high-speed, high-performance document systems that transmit, receive, print, copy and/or archive wide format documents, such as blueprints, schematics, newspaper layouts and other mechanical and engineering drawings. Our products include a 36" wide format scanner, a 54 inch wide scanner and a 72 inch wide scanner, a 36" wide format copier and a 36" wide format plotter/printer. We also market a modular digital multi-function unit which incorporates a scanner module, a plotter module, optional internal modems and software to permit the unit to interface with a personal computer and combine scanning, printing, facsimile and copying functions in one unit.

We design our document management systems in response to perceived market demand for systems that facilitate the efficient management and transmission of wide format documents. Our primary market is for architectural, engineering and construction applications. In addition, we also market our products for use by manufacturers in the garment, woodworking and graphic arts industries, utilities and government agencies and for applications in newspaper and advertising industries. Although our product markets are highly specialized and although we have not conducted any formal market studies as to the potential demand for wide format document systems, we firmly believe that the world-wide market for wide format document systems is emerging as a result of increasing demand for systems which can more efficiently scan, copy, print, transmit, receive and archive wide format documents. Our products provide attractive alternatives to traditional methods used to permit multiple consumers in different locations to view wide format documents. We believe our products are more time and cost-efficient than outmoded methods such as overnight couriers delivering copies of a document or microfiche reproduction.

We do not maintain general business and products liability insurance. We do not maintain directors and officers liability insurance.

To date we have limited revenue from operations, significant losses and have a significant deficit.

The Company's Common Stock was delisted from the Nasdaq Small Cap Market effective the close of business April 10, 2001 for failure to meet certain minimum net tangible asset requirements.

Further during the current year, due to non submission of Financial Statements the Company's Common Stock was delisted from the OTC Bulletin Board and was traded in the Pink Sheets. After submitting the Financial Statements, the Company's Common stock has been again listed at the OTC Bulletin Board. The stock continues to trade on the OTC Bulletin Board
Products

Widecom SLC936-C Color Scanner

The SLC936-C is a wide format scanner capable of scanning documents up to 36" wide. Our 24 bit scanners are available in color and monochrome models and offer Small Computer System Interfacing with personal computers to enable the user to scan images into the personal computer for display, editing and archiving. First generation scanners were able to process monochromatic images only. The second-generation SLC436-C, introduced in May 1996, represented our first low-cost wide format color scanner capable of scanning
36" by 48" documents at a resolution of 400 dpi in under thirty seconds for monochrome images, and under eight minutes for full color images.

The new SLC936-C and SLC936+ monochrome scanner were introduced in late 1998 and possess resolution capabilities of up to 900 dpi. These products offer high speed, high quality scanning capacity to Geographic Information Systems, Engineering Document Management Systems, Reprographic and graphic arts applications with high fidelity to complex originals. The SLC936 Series offer a four times faster throughput speed than the previous SLC436 and SLC836 models.

To capture the image of a wide format document, our scanners employ our exclusive technology where one head moves in a straight line in contact with the paper. In contrast, traditional technology employs multiple lenses, which do not touch the paper. The contact scanner consists of a 36" fiber optic array, 8mm computer chips aligned to create a 36" length light sensor, a 36" light emitting diode array and software designed to enhance the scanned image by removing deteriorations from the document being reproduced and interface the scanner with a personal computer. The fiber optic array acts as a lens and focuses the image on computer chips, which read the image. Because these computer chips contain pixels larger than those of chips used in other scanners manufactured by other companies, our contact scanners require less light exposure and, therefore, operate faster than other scanners.

The software incorporated in the SLC936-C improves scanned images by removing background discoloration and enhancing faded images. This capability improves the image quality of documents which are stained or which have faded over time. Various enabling software packages permits our SLC936-C scanner to interface with a personal computer, as well as permit the user to perform a variety of scanning, editing, viewing and transmission functions.

Traditional document scanners employ camera based lenses that are only capable of scanning documents up to 12" wide. Traditional wide format scanners employ multiple camera lenses to capture portions of a document's image and integrate the images to reproduce a wide format document. The reproduced document can be distorted by camera-based scanners, particularly at the edges, and misaligned at the center as a result of the use of multiple lenses, thereby limiting the reliability and usefulness of the reproduced document. We believe that our software and exclusive scanner technology, which enable a single scanner head to come in contact with the paper, enable our products to scan and produce documents with vastly improved clarity and accuracy.

SLC1036

We have adopted a vertical orientation in our products to facilitate a greater spectrum of end user preferences and increase our market share. During the previous years, we introduced the SLC1036; a more advanced model of our color scanner that is marketed along side our SLC936 product.
Capable of direct Scan-to-File and Scan-to-Print functions, the SLC1036 has throughput of over 4 inches per second at 400 dpi resolution. At the monochrome setting, the SLC1036 is capable of scanning a 36" x 48" monochrome image in less than 12 seconds. The SLC1036 is twice as fast on scans and output and is available for a 30%. premium in price over our 936 models and at less than half of the price of the next fastest competitor's scanner. The resolution of our SLC1036 is up to 1000 dpi. This scanner also employs our exclusive technology that permits the scanner head to come into contact with the paper.

SLC972

During the previous years we announced our super wide format scanner, the SLC972, a color and monochrome scanner capable of handling documents up to six feet wide (72 inches). We anticipate a significant performance and overall document capacity advantage over similar priced competitor models. We are now able to address all of the tiers in the large format market including automotive, aircraft and marine design applications. The SLC972 has scanning resolutions of up to 900 dpi and is capable of direct interfacing with assorted application specific software and functions well with most thermal ink-jet printers/plotters.

SLC954

During the previous years we announced another ultra-wide format scanner, the SLC972, a color and monochrome scanner capable of handling documents up to four and -a-half feet wide (54 inches).

We anticipate a significant performance and overall document capacity advantage over similar priced competitor models. We are now able to address all of the tiers in the large format market including automotive, aircraft and marine design applications. The 954 has scanning resolutions of up to 800 dpi and is capable of direct interfacing with assorted application specific software and functions well with most thermal ink-jet printers/plotters. We commenced formal delivery of the 954 model during the last quarter of fiscal year 2000.

Plotter/Printer (WC 936P)

We introduced the WC436P, a plain paper plotter late in fiscal 1998.
This product was designed to print an image at a speed of 2 inches per second. This was replaced in January 1999 with the WC936P, which offered a Small Computer System Interface ("SCSI"). The WC 936P incorporates our new print heads that enable the plotter to print in increments of 400 dpi. This plotter is designed to incorporate a thermal transfer ribbon coated with a wax-like printing substance which, when heated by energy passing through the pixels on the print head, melts onto the paper to reproduce the document's image. The plotter, without the thermal transfer ribbon, would function as a traditional thermal plotter.

The WC 936P is a wide format plotter capable of printing a document up to 36" wide x 325' in length. Widecom's Plotter/Printer interfaces with a personal computer to enable the user to print images directly from the personal computer. The Plotter/Printer prints wide format documents on various media including mylar, matte film and bond paper.

Modular Digital Multi-Functional Unit (WC 936 C/P)

The Widecom WC 936 C/P consists of a scanner module and a plotter/printer module integrated into one unit. Together, these modules perform scanning, printing and copying functions. The user of a Widecom scanner or a Widecom Plotter/Printer can upgrade either machine to the unit by purchasing and connecting the other module.

The unit features high speed, high quality printing, copying and scanning at over two inches per second and with resolution at 400 dots per inch. Indirect thermal printing using thermal transfer ribbons saves time and money with increased uptime and productivity.

This new unit facilitates practical entry into the digital copier environment for users with lower volume requirements. This new unit is also extremely compact in comparison to similar functioning products from other manufacturers. This Widecom Copier/Printer incorporates original and copy catch trays into its stand-alone set up and uses a single media roll. This product has Windows(TM) and AutoCad(TM) compatible applications enabling digital scanning and storage of color and monochrome images and production of multiple copies, collated sets and image size control including reduction and enlargement capabilities.

Original Equipment Manufacturers Components

We manufacture our own scan and print heads that possess our proprietary technology which employs an array of sensor chips and are now making them available to original equipment manufacturers for use in their products.
This technology combines a light emitting diode array with computer chips, which can sense or read the image. A 12" OEM scan head was custom-developed by us for a specific departmental scanner manufacturer to facilitate automated form processing. We expect to secure additional OEM agreements for other product subassemblies created from all or most of our core-level technologies.

Software and Accessories

We sell several software drivers for our products that, on request of the customer, may include third party software libraries. We also sell accessories for use in connection with our complete product line, including various types of paper and film for the plotter/printers and the copiers. Sales of accessories have not been material to date and are not expected to be material in the near future.

Formation of New Posternetwork Business Line

Widecom has recently established a majority owned subsidiary named Posternetwork.Com, Inc., to engage in the business line of providing customers with an Internet-based online printing service offering customized, fast, inexpensive poster-size reproductions. Posternetwork intends to create posters, large photographs, signs and other wide-format prints to customers who provide deliver to a digital or analog images to the its web site.

Widecom anticipates that Posternetwork will commence offering services through its Posternetwork.com Internet site during the coming fiscal year. We intend to market the Posternetwork services through traditional print and media advertising and banner advertising and links on other Internet provider home pages. To date, Posternetwork's operations have been limited to organizational activities and financing.

Diprin, Inc.

Diprin had been actively researching and developing portable photo-printer technology for which a patent application is currently pending. We believe that the cost of this technology is extremely low in comparison to the potential revenues to be derived from potential sales of the portable photo-printer and additional potential revenue from consumables that will be marketed along with the product.

Marketing and Sales

Our primary marketing strategy is to sell our products in targeted commercial markets in which wide format document systems are believed to have potential for significant applications. We believe that architectural, engineering and construction firms, for which reproduction, archiving and transmission of wide format documents are essential, is our primary market.
We also market our products for use by manufacturers in the garment industry, utilities and government agencies and applications in the newspapers and advertising industries. We believe that our products are used by consumers in these markets for a variety of applications, including the transmission of construction plans, architectural drawings, newspaper and advertising layouts and clothing patterns.

1.Generally, our distributor agreements are for a term of two to three years and grant the distributor the right to market our products within a specified territory during the term of the agreement.

We sell products to distributors at discounts when compared to end user price of the products. These discounts rarely exceed 40% of the list price and rarely approach 25%. For the years ended March 31, 2000,2001 and 2002 our five largest distributors accounted for approximately 27.7%,25.8% and 32%, respectively, of our overall product sales.

No single distributor represented more than 18% of our sales for our fiscal year ended March 31, 2002. During the years ended March 31, 2000,2001 and 2002, sales by distributors accounted for approximately 96.4%, 89.5% and 92.5%, respectively, of our product sales.

A substantial portion of our sales has been made to foreign markets, primarily to Europe, the Middle East and Asia. The following table sets forth the amount of our sales by geographic region. Sales amounts are expressed both as a dollar amount and as a percentage of product sales for the indicated period:

REGIONAL SALES BREAKDOWN


 YEAR ENDED MARCH 31,
-----------------------------------------------------------------
      	 2000                    2001				2002
-----------------    -------------------     ------------------
REGION       	 AMOUNT    %      AMOUNT     %      AMOUNT        %
             - ------ ------    ---     ------    ---   ------     ---

United States  $1,535,204   59.9    $722,943   45.7	$295,702	 48.44
Middle East       117,733    4.6     173,587   11.0	  60,954	  9.99
Asia   	      286,394   11.2     364,700   23.1	 117,248	 19.21
Europe            355,385   13.9     167,931   10.6	  78,061	 12.79
Canada          	267,559   10.4     152,630    9.6	  58,464	  9.57
 	   ----------   -----  ----------  -----  ---------    -----
Total 	   $2,562,275  100.0   $1,581,791 100.0   $610,429	 100.0
   ==========   =====  ==========  =====  ==========   =====

Warranty, Service and Maintenance

We offer a 90-day limited warranty, which can be extended for a term of up to one-year. This limited warranty covers the workmanship and parts. During the term of the warranty of products sold directly by us, we will repair our products and replace parts that become defective due to normal use. During the term of the warranty of products sold by distributors, we will replace parts that become defective due to normal use. The distributor is responsible for servicing the product.

We provide a warranty to distributors for a period expiring on the earlier of twelve months following the distributor's purchase of the product and three months following the distributor's sale of the product. We train our in-house service engineers and certain distributors to enable them to service and maintain our products.

We also operate a telephone line during normal business hours to respond to distributors and user inquiries about the operation, service and maintenance of our products. We operate and monitor an E-mail box which distributors and users can access to receive such assistance.

Manufacturing

We subcontract certain manufacturing operations, such as the production of our proprietary printed circuit boards or machine enclosures, to outside suppliers. Off-the-shelf items, such as integrated circuits, modems, rollers, gears and liquid crystal displays, are acquired directly from vendors. We believe that alternative sources of supply for all of our components and custom parts are readily available on commercially reasonable terms. We do not maintain supply agreements with any of our suppliers or subcontractors. We purchase components and custom parts in the ordinary course of business. Most of the components are acquired Internationally and shipped to our manufacturing facility in a free trade zone in India.
Quality control and adjustments are also conducted at our Indian facility.

While we assemble our products in-house, we will need to increase our manufacturing capabilities in the event of any increased product demand. There can be no assurance that we will succeed on commercially reasonable terms, in a timely manner, or at all.

Competition

The markets for document systems are characterized by intense competition. We believe our products compete on the basis of resolution, quality, speed, price and the quality of our distribution channels.

We compete with numerous well-established foreign and domestic companies that market or are developing wide format document systems. Our competitors include:

      1. Contex Corporation, Vidar Systems Inc., Oce and Colortrac Corporation in the market for wide format scanners;

      2. Encad Corporation, Hewlett Packard Company, Oce and Mutoh Corporation in the market for wide format plotters; and

      3. Xerox, Katsuragawa Company and Oce in the wide format printer and copier market.

We also suspect that other companies that manufacture and sell standard copiers, scanners and plotters could develop, without significant delay, wide format document systems directly competitive with our products.
Many of these companies possess substantially greater financial, technical, marketing and personnel resources than Widecom. In addition, these companies also have established reputations for success in the development and marketing of facsimile machines, plotters, scanners and copiers and have sufficient budgets to permit them to implement extensive advertising and promotional campaigns to respond to competitors and enter new markets.

In addition, the markets for our products are characterized by rapidly changing technology and evolving industry standards. This often results in rapid product obsolescence or shortened product lifecycles. As a result, our ability to compete may be dependent upon:

      *    our ability to continually enhance and improve our products;

* to complete development and introduction into the marketplace of our new products in a timely manner; and

      *    to successfully develop and market these new products.

There can be no assurance:

      *    that we will be able to compete successfully;

*    that competitors will not develop technologies or products
that could render our products obsolete or less marketable; 		or
      * that we will be able to successfully enhance our existing products or develop new products to continue to compete.

Intellectual Property

We rely upon intellectual property and employ various methods to protect the ideas, concepts and documentation of our proprietary technology. These methods include nondisclosure agreements with our employees and distributors. However, these methods may not afford complete protection.
There can be no assurance that our competitors or customers will not be able to independently develop such know-how or otherwise obtain access to our know-how, ideas, concepts and documentation. We presently hold one patent and have filed several other patent applications relating to various aspects of our technology.

There can be no assurance that any further patents will be issued to us or, if issued, that such patents would afford us any competitive advantage. In any event, there can be no assurance that future patents, if any, could not be circumvented or otherwise invalidated.

In addition, some aspects of the technologies embodied in our products are generally available to other manufacturers. We are not presently aware of any infringement on the proprietary rights of others in any of our products. We have not, however, conducted any formal investigation as to any possible infringement(s). There can be no assurance that third parties will not assert infringement claims against us in connection with our products, nor that any assertion of infringement will not result in litigation.

We are also unable to speculate as to our chances for success in the event of any infringement-related litigation or our potential ability to license any infringed patents of third parties on commercially reasonable terms, or at all. If our technologies were found to infringe another party's rights, we could be required to modify our products or obtain a license. There can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all. Further, there can be no assurance that we would have the financial or other resources necessary to successfully defend a claim for the violation of proprietary rights.
We have not yet formally filed for copyright protection of our software and may not pursue such activities in the future. We hold a registered trademark with the United State Patent and Trademark Office.

We have licensed our pending and approved patents, trademarks, copyright material and all of our technology relating to our scanner and plotter manufacturing technology and software to NovImage for research and development purposes. NovImage is attempting to develop improvements, modifications, additions or alterations to that Intellectual Property and to develop new products. In exchange for this license and the payment of a 0.5% royalty fee on net revenue, licensing revenue and net sales to sub-licensees, NovImage granted us an exclusive perpetual worldwide license, except for the Province of Quebec, Canada. This license allows us to use improved scanner and plotter technology and software to manufacture, distribute, market and sell the improved scanner, plotter and software, and any new products developed by NovImage. NovImage retained these rights with respect to the Province of Quebec, Canada. We have no other restrictions on our sales and marketing activities in Quebec.

Employees

As of March 31, 2002, our North American operations had 10 full-time employees, including sales staff and administrative personnel. We also employ 89 people at a manufacturing facility in India and work with our wholly owned Indian subsidiary. Neither Widecom nor our subsidiary is a party to any labor agreements and none of our employees are represented by a labor union. At present, we believe our employee relations to be satisfactory.

Effect of Government Regulation

Compliance with laws and regulations governing our business can be complicated, expensive, and time-consuming and may require significant managerial and legal supervision. Failure to comply with such laws and regulations could have a materially adverse effect on our business. Further, any changes in any of these laws and regulations could materially and adversely affect our business. There is no assurance that we will be able to secure on a timely basis, or at all, necessary regulatory approvals in the future. At present, environmental compliance issues do not have a material effect on the management and earnings of our business, nor is any change anticipated.

Enforcement of Civil Liabilities

Our headquarters are located in, and our officers, directors and auditors are residents of Canada. Further, a substantial portion of our assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended or state securities laws. However, there is doubt as to the enforceability in Canada against us or against any of our directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon U.S. federal securities laws. Service of process may be effected, however, upon our duly appointed agent for service of process. If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

Item 2. Description of Properties

In February 1996, we purchased property in the Noida Export Processing
Zone, a Free Trade Zone located near New Delhi, India. The purchase price was approximately $67,500 and we are building a manufacturing facility of approximately 24,000 square feet with estimated construction costs of approximately $800,000. Clean-room facilities and other special infrastructure within the building are estimated to cost an additional $200,000 by completion. We do not have a forecast for the completion date as construction is stalled due to lack of funds. Upon completion of construction of our new manufacturing facility, we intend to transfer the majority of our manufacturing operations to the new facility.

We lease the following properties:

1,050 square feet at 37 George St. N., Unit #103, Brampton, Ontario, Canada, under a five-year lease entered into in 2001, and 7,000 square feet in the Free Trade Zone. The current annual rents are $23,357.64 and $15,200, respectively. During the current year another property at 45, Rail Road, Brampton, Ontario, Canada was leased for 3 yrs. The current annual rent for the said property is $4800.

Although we believe that our present facilities are adequate for our current level of operations, we will likely need to increase our manufacturing capabilities in the event of any substantial increase in demand for our products.

Item 3. Legal Proceedings

 An additional three shareholders have also commenced related litigation, alleging purchases of our securities from the previously noted two individuals, who are named as co-defendants. We have filed and received default judgments on our cross-claims against the two individual co-defendants. As the value of our common stock has decreased substantially in recent months, we may not be able to settle the outstanding suits through issuance of stock. The 3 shareholder suits claim collectively almost $1 million.

We have been served with legal papers claiming breach of contract less than two specific joint venture and development agreements to use and distribute various iterations of software components, which the claimant alleges is its sole property. The title of the action is Nexsys Consulting, Inc. and Tern Solutions Group Corp. v. The Widecom Group, Inc. The action claims damages for breach of contract and copyright and trademark infringement. The claim has been settled for a cash payment of Canadian $5,000 plus 100,000 shares. Payment of Canadian $5,000 has been made.

Any significant litigation matter is set out in the contingent
Liabilities section of our annual financial statement.

We are also involved in a number of small litigation matters relating to disagreements with certain of our suppliers, which are currently pending and being handled by our counsel. These matters are neither significant nor material.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


No matters were submitted to a vote of our security holders during our Fiscal year ended March 31, 2000, March 31, 2001 or March 31, 2002.

PART II

Item 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock was de-listed from the Nasdaq Small Cap Market effective the close of business April 10, 2001, because the Company no longer met the requirements of net tangible assets.

The Company's common stock and warrants are quoted on the Nasdaq Bulleting Board under the symbols "WIDE" and "WIDWF", respectively, and on the Boston Stock Exchange under the symbols "WDE" and "WDEW". The table below represents the quarterly high and low closing prices for our common stock and warrants as reported through March 31, 2002.The prices listed in this table reflect quotations without adjustment for retail mark-ups, markdowns, or commissions. We have not paid any cash dividends since inception, and intend to retain earnings, if any, in the foreseeable future for use in our continued expansion. The approximate number of registered holders of record of our common stock and warrants at March 31, 2002 was 98 and 16. Our advisers firmly believe that the actual number of beneficial holders of our common stock and warrants is in excess of 500.


                           	COMMON STOCK           WARRANTS
                           	High        Low       High     Low
1998
First Quarter (Jan.1-Mar.31/98) 	7           2.5        1.5      1.5

Second Quarter (Apr.1-June 30/98) 	4.5         2.5        0.5      0.5

Third Quarter (July 1-Sept.30/98) 	2           0.5          *        *

Fourth Quarter (Oct.1-Dec.31/98) 	1.875       0.9375       *        *

1999   (1:4 Reverse Split-January 29/99)
First Quarter (Jan.1-Mar.31/99) 	2.75        1.25         *        *

Second Quarter (Apr.1-June 30/99) 	10.5         1.25         *        *

Third Quarter (July 1-Sept.30/99) 	10.375       6.75         *        *

Fourth Quarter (Oct.1-Dec.31/99) 	17.25        5.375        *        *

2000
First Quarter (Jan.1-Mar.31/00) 	10.375       7            *        *

Second Quarter (Apr.1-June 30/00) 	7.875       3.625        *        *

Third Quarter (July 1-Sept.30/00) 	4.25        2            *        *

Fourth Quarter (Oct.1-Dec.31/00) 	3           0.4375       *        *

2001
First Quarter (Jan.1-Mar.31/01) 	1           0.3125       *        *

Second Quarter (Apr.1-June 30/01) 	0.34375     0.12         *        *

*     No formal market for warrants
- -----------------------------------


During fiscal 1999, our shareholders approved a private offering of ten Specific units for $20,000 each comprising 10,000 of our common shares and a convertible note exercisable at $2.00 per share for the remainder. 9.5 units of the offering closed in fiscal 1999 and one-half unit (5,000 shares only) closed in the first quarter of fiscal 2000. Additional shares of our common stock can be purchased at $1.20 per share on the exercise of placement agent warrants. During fiscal 2000, only 2,190 of these additional underlying shares were issued.

During fiscal 2000, the board of directors approved a further private Offering, in straight equity, of 325,000 of our common shares at $2.00 per share that was fully subscribed. This offering provided for a maximum over- allotment of 12,500 additional shares that were also issued during fiscal 2000.

SELECTED FINANCIAL DATA
- -----------------------

STATEMENT OF EARNINGS DATA:


 YEAR ENDED MARCH 31,
------------------------------------------
   				      2000            2001		  2002
  			     	      ----            ----            ----

Total Revenue                   $ 2,572,711   $1,584,388    $610,834
Product Sales                     2,562,275    1,581,791     610,429
R & D grants                            nil          nil         nil
Total Expenses                    3,845,337    2,470,077   1,044,387
Net Earnings (Loss)              (1,500,840) (1,042,414)   (592,746)
Net Earnings(loss)	              (0.61)      (0.40)       0.23)
Weighted average shares
 outstanding                       2,443,730    2,591,418   2,591,418

BALANCE SHEET DATA:


						     	MARCH 31,
				 	 ----------------------------------------
					2000            2001		2002
					----            ---            ----
Working Capital              $ 237,653      (168,333)     (522,087)
Total Assets                 3,435,361       2,433,456     1,626,691
Total Liabilities            1,568,610       1,762,320     1,566,339
Retained earnings(deficit)  (12,393,174)    (13,435,588)  (14,028,334)
Shareholders' equity          1,866,751         671,136       60,352


ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

OVERVIEW

Since inception, we have generated limited revenues from operations and Have not yet achieved significant profitability. Our revenues are primarily derived from product sales that are recognized for accounting purposes when products are shipped. We have limited revenue from operations, significant losses and have a significant deficit. Due to limited cash resources, we have often relied on cash infusions from management to meet ongoing obligations. There is no certainly that such access to funds will be available to us in the future. In order to reduce our losses, we have significantly reduced Selling, General and Administrative costs. We expect this to have a reduction on sales.

Widecom's Selling, General and Administration infrastructure was set up to service our full product line of monochrome and color scanners, monochrome and color printers and monochrome and color copiers.
Neither the color printer nor the color copier has yet been commercialized and the latest monochrome printers and copiers had no impact on revenues. Although we anticipate a return to profitability upon the introduction of our full-extended product line, there is no assurance that we will be able to successfully develop and commercialize these products.

In February 2000, we established a majority-owned subsidiary, Posternetwork.COM Inc., to engage in the business line of offering an online printing service. Posternetwork is currently engaged in organizational and financing activities.

IMPACT OF CURRENCY EXCHANGE RATES

We conduct a substantial portion of our business in foreign currency, primarily the Canadian dollar and, to a lesser extent, the Indian rupee. To date, fluctuation in foreign currency exchange rates have not had a significant impact on our results of operations. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar or Indian rupee, however, could have an adverse effect on our operating results in the future. We may seek to limit our exposure to the risk of currency fluctuations by engaging in foreign currency transactions that could, however, expose us to substantial risk of loss. We have limited experience in managing international transactions and have not yet formulated a strategy to protect us against any profound currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant impact on our future operating results.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 2002 COMPARED TO YEAR ENDED MARCH 31, 2001

Revenues for the year ended March 31, 2002 were $610,834, a 38% decrease, as compared to $1,584,388 for the year ended March 31, 2001. This decrease was attributable to a decrease in product sales as we reduced selling and related expenditures.

Operating expenses for the year ended March 31, 2002 were $1,044,387, a decrease of $1,425,690, or 42%, as compared to $2,470,077 for the year ended March 31, 2001. The decrease in operating expenses, is primarily attributable to decreases in selling, general and administrative ("SG&A") costs and management costs. In our affiliate NovImage,our share of loss in equity in this affiliate was $159,193 for this compared to $156,725 in the previous year.

The decrease in SG&A cost was primarily due to cost reductions we implemented to preserve cash and meet ongoing obligations.

Amortization expense for the fiscal year ending March 31, 2002 was $118,966 compared to $215,603 for the year ending March 31, 2001. Management fees decreased from $258,090 for the year ending March 31, 2001 to $107,285 for the year ending March 31, 2002 as management was paid at reduced rates.

LIQUIDITY AND CAPITAL RESOURCES

Our primary cash requirements have been to fund the acquisition of inventories and to meet operating expenses incurred in connection with the commercialization of our products. Until our initial public offering, we had satisfied our working capital requirements principally through the issuance of debt and equity securities, government sponsored research and development grants and reimbursement and cash flow from operations. At
March 31, 2002, we had working capital of $(522,087), as compared to $(168,333) at March 31,2001.

In February 2002, the Royal Bank of Canada (RBC) served through its attorneys a notice upon the company demanding immediate repayment of the outstanding debt. A few weeks later RBC accepted a settlement offer made by the Company's management. Subsequent to the Balance Sheet date, however, RBC reneged, and Widecom threatened legal action against RBC for breach of contract. In response, RBC agreed to consider Widecom's revised offer (a) to make an initial payment of CAD$20,000 followed by a monthly payment of CAD$5000 until the entire amount has been settled, and (b) a personal guarantee of CAD $20,000 by one of the executives of the Company.
As of the date of the audit report, the matter has remained unresolved, pending a firm response from RBC.

In the event of a non-acceptance by RBC of the Company's revised offer, management may have to resort to legal action against the bank, the outcome whereof, at this present time (i.e. the date of the audit report) is extremely hard to predict.

We are in default on the interest payments on 12% debentures that are part of a private placement we conducted in 1999.

Our cash requirements in connection with manufacturing and marketing will continue to be significant. We do not have any material commitments for capital expenditures. We believe, based on our current plans and assumptions relating to our operations, projected cash flow from operations may not be sufficient to satisfy our contemplated cash requirements for the foreseeable future. We have relied on investments from management to cover our short falls in the last fiscal year, such investment may not be available to us in the future. In the event that our plans or assumptions change, or prove to be incorrect, or if the projected cash flows otherwise prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems or otherwise), we could be required to seek additional financing sooner than currently anticipated. There can be no assurance that this additional financing will be available to us when needed, on commercially reasonable terms, or at all.
Nasdaq

The Company's Common Stock was delisted from the Nasdaq Small Cap Market effective the close of business April 10, 2001 for failure to meet certain minimum net tangible asset requirements. The stock continued to trade on the OTC Bulletin Board.

Further during the current year, due to non submission of Financial Statements the Company's Common Stock was delisted from the OTC Bulletin Board and was traded in the Pink Sheets. After the submitting of the Financial Statements, the Company's Common stock has been again listed at the OTC Bulletin Board. The stock continues to trade on the OTC Bulletin Board.


ITEM 7. Financial Statements

The following financial statements of The WideCom Group Inc. are included:

      Report of Chartered Accountants;
      Consolidated Balance Sheets as of March 31, 2002, 2001;
      Consolidated Statements of Operations for the years ended March 31,2002,2001, 2000;
      Consolidated Statements of Stockholders' Equity for the years ended March 31, 2002, 2000,1999;
      Consolidated Statements of Cash Flows for the years ended March 31, 2002, 2001, 2000;
      Summary of Significant Accounting Policies; and
      Notes to Consolidated Financial Statements.

Item 8. Change in Accountants


We intend to have Zafar H. Siddiqui CA continue to serve as our accountant and auditors for the fiscal year ending March 31, 2003.

PART III

ITEM 9. Directors and Executive Officers of the Registrant and
Compliance with Section 16(a) of the Exchange Act.

Our directors and executive officers are as follows:


NAME                        AGE     POSITION

Raja S. Tuli                35      President, Chief Executive Officer a                                     Director

Willem J. Botha             65      Chief Financial Officer and Treasurer

Suneet S. Tuli              33      Executive Vice President, Secretary
               				and Director

Lt. Colonel K.C. Sharma     60      Director

</TABLE

Our founder, Raja S. Tuli, has been President, Chief Executive Officer and a director since Widecom's inception. From June 1990 to August 1993,
Mr. Tuli was also our Treasurer. From 1987 to 1990 Mr. Tuli was President of CaCE Ltd. a family-owned architectural/construction business.
Mr. Tuli received a bachelor of Science degree in Computer Engineering in 1988 from the University of Alberta. Mr. Tuli is a resident Canadian national. Mr.Tuli is the brother of Suneet S. Tuli.

Willem J. Botha has been our Chief Financial Officer and Treasurer since
September 1993. From 1989 to September 1993, Mr. Botha was an independent accounting consultant. From 1985 to 1989, Mr. Botha was employed by Motorola
Information Systems, a manufacturer of data communications equipment, most recently as its Director of Accounting Services. From 1982 to 1985,
Mr. Botha was an independent financial consultant. Mr. Botha was the Secretary and Treasurer and a Director of Alcon Canada Inc., a pharmaceutical company, from 1980 to 1982. From 1976 to 1980, Mr. Botha was the Controller and Chief Financial Officer for
Bell & Howell Limited, a manufacturer of electronic photographic products, and from 1969 to 1976 Mr. Botha was the Controller for Wyeth Ltd., a pharmaceuticals company. Mr. Botha received a Certificate in Theory of Accounting from the University of South Africa, is a Chartered Accountant and a resident Canadian national.
Suneet S. Tuli has been Executive Vice President, Sales and Marketing, and corporate Secretary since September 1993 and one of our director's since October 1992. He was our Marketing manager from June 1990 to August 1993. Mr. Tuli received a Bachelor of Science degree in Civil
Engineering from the University of Toronto in April 1990 and is a resident Canadian national. Mr. Tuli is the brother of Raja S. Tuli.

Colonel Kailash Chander Sharma is one of our independent directors.
Lieutenant Colonel Sharma is a well-respected citizen of India and possesses a Masters Degree in Political Science from Delhi University.
Lt.Col. Sharma has a lengthy military background occupying several senior posts with significant levels of responsibility including strategic planning and public relations. Lt. Col. Sharma is proficient in government organizational and regulatory matters and since 1995 has run his own consulting company. In his consulting practice he has assisted various ring organizations obtain governmental or other regulatory approval in setting up operations.

Under Ontario law, a majority of our directors must be resident
Canadians. A resident Canadian is defined, generally, to be an individual who is (i) a Canadian citizen ordinarily resident in Canada, (ii) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or (iii) a permanent resident within the meaning of the Immigration Act (Canada), and ordinarily resident in Canada. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. There is only one currently standing committee of the Board of Directors, that being the Audit
Committee. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

None of our directors received any compensation for such services as a director during our year ended March 31, 2002. Directors who are Widecom employees receive no compensation for serving on the Board of Directors. Non-employee directors are reimbursed for their out-of-pocket expenses in attending Board meetings and a per diem.

Item 10. EXECUTIVE COMPENSATION

The following table sets forth the compensation we have paid or accrued for the benefit of those persons earning over $80,000.00
USD and serving as one of our corporate officers for the year ended
March 31, 2002:

                       2002 SUMMARY COMPENSATION TABLE


Name     Salary & Commission    Consulting Fees    Shares In Lieu  Total

Raja S. Tuli    $53,642            Nil          	Nil         53,642
(President & C.E.O.)

Suneet S. Tuli  $53,643            Nil                Nil         53,643
Secretary, V.P.-
Sales & Marketing)

- --------------------
<F1>   Such amounts were paid by Widecom to a consulting company owned 	by the
respective officers of the company for the year ended 	March 31, 2002.
The consulting fees were for software 	development services provided by
these companies.  The salary and 	consulting fees collectively do not
exceed the compensation paid 	to these officers as allowed by their employment
agreements with 	the company.  These employment agreements expired in June, 2000.

During the fiscal year ended March 31, 1997, we amended our Employee Stock Option Plan that allows issuance of options to purchase up to 125,000 shares of Widecom's stock. The Plan is designed to attract, retain and motivate persons to provide us with services and to increase the alignment of their interests with those of our Stockholders.

The Plan allows the Board, at its discretion, to grant options to purchase shares of our Common Stock at the fair market value of such shares on the date the option was granted. Options may be granted to any "Eligible Person," including any of our directors, officers, employees or those of an affiliate, or any of our consultants or insiders (as defined in the Plan) of any of our affiliates. The Board also has the authority under the Plan to determine the number of shares subject to each option, the expiration date of each option and the extent to which each option is exercisable from time to time during its term.

The options expire ten years after the date they are granted, or at such other date as may be provided for in the Plan. Individual option agreements may allow an optionee who retires or terminates service with the consent of the Board of Directors to exercise his or her option(s) within six months of such retirement or termination. If the optionee is terminated for cause, the optionee may not exercise the option following such termination. Following a June 27, 2000 amendment in the exercise price of the options under the plan, the current exercise price of those options is now $4.00 USD.

An aggregate of 125,000 shares of Common stock (subject to adjustment as provided in the Plan) were available under the Plan and such shares subject to options which terminate unexercised will be available for future option grants. At present, all of the employee stock options available under the plan are fully allocated.

ITEM 11. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2001, information as to
(i)the Common Stock beneficially owned by all directors, nominees and named executive officers, (ii) the Common Stock beneficially owned by any person who is known by us to be the beneficial owner of more than five percent of our Common Stock.


                                            Amount and
                                            Nature of            Percentage of
                                            Beneficial           Outstanding
Name and Address of Beneficial Owner (1)    Ownership (2)  Shares Owned
- ----------------------------------------    -------------        -------------

Raja S. Tuli                                540,437(3)            20.5%
Lakhbir S. Tuli                             111,533                4.2
Suneet S. Tuli                              222,207(4)             8.4
Willem J. Botha                                 ---                ---
All executive officers and directors
as a group (six persons)                    874,177(2)(3)(4)      33.2%
    - --------------------
<F1>  Unless otherwise indicated, the business address of each beneficial owner is 37 George St. N., Suite 103, Brampton, Ontario, Canada,L6X 1R5.
<F2>  Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person)
and which are exercisable within 60 days of the date hereof have been exercised.
Lakhbir S. Tuli is the father of Raja S. Tuli and Suneet S. Tuli.  None of them have beneficial ownership over each others shares.
<F3>  Includes (i) 50,000 Common Shares issuable upon exercise of currently exercisable options at a price of $4.00 per share and 12,500 shares $4.00 per share, and (ii) 8,125 shares owned by Diversified Investors Capital Services of
North America, Inc., a New York corporation,16,875 shares owned by Pyrotech
Limited, a Cayman Islands corporation, and 1,223 shares owned by Donald J. Schattle, respectively, as to which Mr. Tuli has voting rights pursuant to a exchange agreement. Also includes 40,810 shares held by RST Consulting Ltd.
<F4>  Includes 12,500 Common Shares issuable upon exercise of currently exercisable options at a price of $8.50 per share and 12,500
Common Shares issuable upon exercise of currently exercisable warrant at a price of $4.00 per share. Also includes 20,808
shares held by SST Consulting Ltd.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February, 2000 we established a majority owned subsidiary named Posternetwork.Com, Inc., to engage in the business line of providing customers with an Internet-based online printing service offering customized, fast, inexpensive poster-size reproductions. Posternetwork intends to create posters, large photographs, signs and other wide-format prints for customers from digital or analog images directly through its web site. In connection with the establishment of Posternetwork, Widecom entered into two agreements with Posternetwork pursuant to which Posternetwork will purchase the technology underlying Widecom's wide-format printer in consideration for 12,000,000 shares of Posternetwork common and a fee of $.015 per square foot of the posters and other products produced with the technology. Pursuant to the second agreement, Widecom will provide Posternetwork with certain administrative services and technical support for a fee equal to 120% of cost.

As of January 30, 1997, we announced that we had finalized a joint venture agreement with Societe Innovatech du Grand Montreal, an instrumentality of the Province of Quebec, Canada ("Innovatech"). Each of the Registrant and Innovatech purchased 450 shares of the Class A Common Stock of the joint venture, Technologies NovImage Inc., a Quebec corporation ("NovImage") for a purchase price of approximately US $1,875,000 each. The consideration we paid for the stock of NovImage was in cash and was derived from our working capital. In addition, two other corporations, 3294412 Canada Inc., a Quebec corporation and 3294421 Canada Inc., a Quebec corporation, both of which corporations are wholly-owned by Raja S.Tuli, our President and Chief Executive Officer, each acquired 50 shares of the Class A Common Stock of NovImage in exchange for the transfer to NovImage of certain patents, patent applications and other technology and intellectual property rights of those companies.

The company has historically relied significantly on government grants, for many of which it ceased to qualify upon becoming a public company. The Company is now conducting all of its research and development activities through NovImage, which activities are expected to qualify for partial funding from governmental agencies.

In connection with the transaction, we licensed all of our patents and technology relating to our scanner and plotter manufacturing to NovImage for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property and to develop new products.

In exchange for this license and the payment of a 0.5% royalty fee on net revenue, licensing revenue and net sales to sub-licensees, NovImage granted the Registrant an exclusive perpetual worldwide
(with the exception of the Province of Quebec, Canada) license to use such improved scanner and plotter technology and developed software to manufacture, distribute, market and sell those improved scanners, plotters and newly developed software, as well as any new products developed by NovImage. NovImage retained such rights with respect to the Province of Quebec, Canada.

In connection with the transaction, we also entered into a Stock Exchange Agreement with Innovatech pursuant to which Innovatech would be permitted, under certain circumstances, to exchange its shares of NovImage for up to 63,250 shares of Widecom's common stock for which Innovatech would have demand registration rights. This amount represents less than 5% of our outstanding shares and is accordingly omitted from the table of beneficial ownership.



Although we believe that the foregoing transactions were on terms no less favorable than would have been available from unaffiliated third parties in an arm's length transaction, there can be no assurance that this is the case. All future transaction and loans between Widecom and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors. There can be no assurance, however, that future transactions or arrangements between us and our affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in our favor.

The Company has accrued debts for unpaid salaries, consulting fees, investments and related costs in favor of members of management in the aggregate amount of $803,811 as of the year ended March 31, 2002. Management's total compensation is paid partly in salary and partly through consulting fees. The consulting fees are paid for software d evelopment services provided by firms wholly owned by the respective officer.

At our annual shareholders meeting on January 27, 1999, our independent and unrelated shareholders approved the acquisition of Diprin, Inc., an Ontario corporation wholly owned by Widecom's President and Chief Executive Officer, Mr. Raja S. Tuli. Diprin was acquired in exchange for 125,000 shares of Widecom's common stock. The value of the WideCom shares given in exchange was $93,750. Diprin had been actively researching and developing portable photo-printer technology for which a patent application is currently pending. We believe that the cost of this technology is extremely low in comparison to the potential revenues to be derived from potential sales of the portable photo-printer and additional potential revenue from consumables that will be marketed along with the product.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a) REPORTS ON FORM 8-K during Fiscal 2001

	No 8-K has been filed during the current year.

(b) EXHIBITS

See Exhibit Index.

                                  EXHIBITS

The following exhibits are filed herewith. Exhibits with an asterisk (*) denotes those exhibits filed herewith.

Exhibit
  No.      Description
- -------    -----------

 3.1 Articles of Incorporation (Exhibit 3.1 to Form F-1 Registration Number 33-78004,filed May 6, 1994)

 3.2       Bylaws (Exhibit 3.1 to Form F-1 Registration Number
           33-78004,filed May 6, 1994)

 4.1 Form of Common Stock Certificate (Exhibit 4.1 to Form F-1 Registration Number 33-78004, filed November 21, 1994)

 4.2       Form of Underwriter's Warrants and Warrant Agreement (Exhibit
           4.2 to Form F-1 Registration Number 33-78004, filed December 12,
           1995)

 4.3 Form of Bridge Note (Exhibit 4.3 to Form F-1 Registration Number 33-78004, filed December 12, 1995)

 4.4 Form of Bridge Warrant (Exhibit 4.4 to Form F-1 Registration Number 33-78004, filed December 12, 1995)

 4.5 Form of Warrant Agreement (Exhibit 4.5 to Form F-1 Registration Number 33-78004, filed December 12, 1995)

 4.6       Form of Warrant Certificate (Exhibit 4.6 to Form F-1
           Registration Number 33-78004, filed December 12, 1995)

 4.7 Representative's Warrant to Purchase Shares of Common Stock (Exhibit 4.2 to Form F-1 Registration Number 33-78994, filed August 5, 1994)

 4.8 Form of Warrant (Exhibit 4.3 to Form SB-2 Registration Number 333-89109, filed on October 15, 1999)

 4.9 Form of Convertible Notes Issued in 1999 private placement (Exhibit 4.4 to Form SB-2 Registration Number 333-89109, filed on October 15, 1999)

10.1 Financial Consulting Agreement, dated June 2, 1997, by and between The Widecom Group Inc. and Alex Moore & Co., (Exhibit
           10.1 to Form S-3/A, File Number 333-35547)

10.2 Settlement Agreement, dated May 1, 1997, among Brett Whiton, Richard Benjamin, Anthony Hand, and the Company, Messrs. Raja and Suneet Tuli (Exhibit 10.2 to Form S-3/A, File Number 333-35547)

10.3 License Agreement between WideCom R & D Inc. and the Company date August 24, 1993 (Exhibit 10.5 to Form F-1 Registration Number 33-78004, filed April 21, 1994)

10.4 Employment Agreement with Exhibits between Raja Tuli and the Company dated October 4, 1993 (Exhibit 10.6 to Form F-1 Registration Number 33-78004, filed April 21, 1994)

10.5 Employment Agreement with Exhibits between Suneet S. Tuli and the Company dated October 4, 1993 (Exhibit 10.7 to Form F-1 Registration Number 33-78004, filed April 21, 1994)

10.6 Indemnity Agreement between Raja S. Tuli and the Company (Exhibit 10.8 to Form F-1 Registration Number 33-78004, filed November 21, 1994)

10.7       Financial Consulting Agreement, dated February 1, 1998, by and
		between The Widecom Group Inc. and Quantum Resources of New York, Inc. (Exhibit 10.1 to Form SB-2 Registration Number 333-89109, filed October 15, 1999)

10.8 Financial Consulting Agreement, dated August 1998, by and between The Widecom Group Inc. and Robb Peck McCooey Clearing Corporation. (Exhibit 10.2 to Form SB-2 Registration Number 333-89109, filed October 15, 1999)

10.9 Agreement, dated September 9, 1998, by and between The Widecom Group, Inc. and Cantella & Co. (Exhibit 10.3 to Form SB-2
           Registration Number 333-89109, filed October 15, 1999)

10.10 Agreement dated August 10, 1999 by and between The Widecom Group, Inc., Robb Peck McCooey Clearing Corp. and Quantum Resources of New York (Exhibit 10.4 to Amendment No. 1 to Form
       SB-2, Registration Number 333-89109, filed on December 28, 1999)

10.11     Technology Transfer Agreement between The Widecom Group, Inc.
           and Posternetwork.com, Inc.

10.12     Services Agreement between The Widecom Group, Inc. and
           Posternetwork.com, Inc.

16 Letter from BDO Dunwoody, LLP on change in Certifying Accountant (Exhibit 16.1 to Form 8-K, filed June 21, 1999)

21         Subsidiaries of Registrant (Exhibit 22.1 to Form F-1
           Registration Number 33-78004, filed April 21, 1994)



                                 SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  July 8,2002                  THE WIDECOM GROUP INC.

                                       By: /s/ RAJA S. TULI
                                       --------------------
                                       Raja S. Tuli
                                       Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report to be signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.


NAME                       TITLE                                  DATE
- ----                       -----                                ----

RAJA S. TULI              President, Chief Executive Officer,
- ----------------------- Director (Principal Executive Officer) July 9,2002
Raja S. Tuli

/s/ WILLEM J. BOTHA       Treasurer and Chief Financial Officer  July 9,2002
- -----------------------   (Principal Financial and Accounting Officer)
Willem J. Botha

/s/ SUNEET S. TULI         Executive Vice-President,      July 9,2002
- -----------------------    Marketing, Secretary and Director
Suneet S. Tuli

/s/ COLONEL K.C. SHARMA    Director                 July 9,2002
- -----------------------
Col. K.C. Sharma
